Marrone Bio Innovations, Inc. Reports First Quarter 2018 Financial Results

Company Successfully Completes Series of Comprehensive Capital Raise and Debt Refinancing Transactions, Generating $40 Million in Estimated Net Proceeds and Converting $45 Million of Debt into Equity

DAVIS, Calif., May 10, 2018 - Marrone Bio Innovations, Inc. (“MBI” or the “Company”) (NASDAQ: MBII), a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets, has provided its financial results for the first quarter ended March 31, 2018.

Financial Highlights

●	GAAP revenues grew to $4.3 million in the first quarter of 2018, compared to $4.2 million in the first quarter of 2017.
●	Gross margin increased 300 basis points to 48.1% in the first quarter of 2018, compared to 45.1% in the first quarter of 2017.
●	Net loss decreased to $2.9 million in the first quarter of 2018, primarily as a result of a gain on the conversion of debt, compared to a net loss of $7.6 million in the first quarter of 2017.
●	Between October 2017 and May 2018, MBI completed an underwritten public offering, a series of private placements and a comprehensive debt refinancing transaction, which collectively generated approximately $40.0 million of net proceeds and converted $45.0 million of long term debt into equity.
●	Due to the adoption of ASC 606 (Revenue From Contracts With Customers), $5.9 million of deferred revenue was booked to the balance sheet as retained earnings in the first quarter instead of being run through the income statement.

Management Commentary

“The beginning of 2018 was highlighted by our comprehensive equity raise and debt refinancing initiatives, which dramatically improved our balance sheet to a point where we believe we have sufficient resources to fund operations, as currently planned, for the foreseeable future,” said Dr. Pam Marrone, CEO of MBI. “While sales were negatively affected in the first quarter due to unfavorable weather in the west, the Company is now better positioned than ever to aggressively execute on our growth plans.

“In addition, we have made significant efforts to bolster our commercial execution with the addition of Kevin Hammill—a highly qualified Chief Commercial Officer with 25 years of industry experience—as well as the comprehensive restructuring of our sales team and strategy. Finally, we’ve continued to strengthen our international distributor network and to drive increased demand for our products, including the Cannabis market.

“We’re also very pleased with our research and development and manufacturing initiatives which have proven extremely successful and driven significant increases to gross margins, as is evidenced by our 48.1% consolidated gross margins in the first quarter.

“As the Founder and CEO of Marrone Bio Innovations, I can confidently say that I have never been more optimistic than I am today about the future of our Company.”

Recent Operational Highlights

●	Hired Kevin Hammill as Chief Commercial Officer to develop MBI’s commercial team and presence into a leadership position within the industry. Kevin has 25 years of agrichemical and biologicals commercial experience.
●	Expanded MBI’s international distribution network through new deals in Israel, the Philippines and Central America.
●	Received a U.S. patent for the use of MBI’s bioherbicide for control of key weeds in rice and turf, strengthening MBI’s total intellectual property portfolio to more than 400 issued and pending patents.
●	Launched a microbe into the row crop seed treatment market with MBI’s strategic partner Albaugh, which is expected to translate into $8-10 million in revenue on an estimated 8-9 million acres in the next 3 years.
●	Use of Regalia, Grandevo and Venerate has been cleared by several key states for use on Cannabis, a rapidly growing market that we believe will represent an area of consistent growth for MBI on a go-forward basis.
●	Launched Zelto, a biological pesticide, in turf protection markets in the quarter and there are trials on 15 golf courses.
●	Research and development, manufacturing efforts and a favorable product mix have continued to increase gross margins.

Conference Call and Webcast

Management will host an investor conference call today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Marrone Bio Innovation’s first quarter 2018 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Q1 2018 Conference Call and Webcast

Date: Thursday, May 10, 2018

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

U.S. Dial-in: 1-800-263-0877

International Dial-in: 1-323-794-2094

Conference ID: 7400713

Webcast: http://public.viavid.com/index.php?id=129395

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through June 10, 2018. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 7400713. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q1 2018 Webcast.

About Marrone Bio Innovations

BIO WITH BITE.

Marrone Bio Innovations, Inc. (NASDAQ:MBII) strives to lead the movement to a more sustainable world through the discovery, development and promotion of biological products for pest management and plant health. MBI’s effective and environmentally responsible pest management solutions help customers operate more sustainably while uniquely improving plant health and increasing crop yields. MBI’s currently available commercial products are Regalia®, Grandevo®, Venerate®, Majestene®, Haven® StargusTM, AmplitudeTM, ZeltoTM and Zequanox®. MBI also distributes Bio-tam 2.0® for Isagro USA and Jet-Ag® for Jet Harvest in most regions of the U.S.

Marrone Bio Innovations is dedicated to pioneering smart biopesticide solutions that support a better tomorrow for both farmers, turf managers and consumers around the globe. For more information, please visit www.marronebio.com.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the strength of the Company’s operations and financial position for 2018, anticipated cash resources for continued operations, sales of the Company’s products, enhancement of the Company’s sales and marketing efforts, the impact of the Company’s portfolio development strategy, planned regulatory submissions and potential approvals, anticipated product launches, the potential benefits of the Company’s products, MBI’s efforts with respect to marketing in U.S. and international markets, and results of potential third-party collaborations. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, and adverse decisions by regulatory agencies and other relevant third parties. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the SEC. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

MARRONE BIO INNOVATION, INC.

Consolidated Balance Sheets

(In Thousands, Except Par Value)

	MARCH 31, 2018	DECEMBER 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,757	$786
Restricted cash, current portion	487	487
Accounts receivable	4,352	3,785
Inventories, net	10,047	9,827
Deferred cost of product revenues	3	3,063
Prepaid expenses and other current assets	780	1,170
Total current assets	30,426	19,118
Property, plant and equipment, net	15,700	16,016
Restricted cash, less current portion	1,560	1,560
Other assets	340	219
Total assets	$48,026	$36,913
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,621	$3,800
Accrued liabilities	6,871	8,189
Accrued interest due to related parties	—	1,622
Deferred revenue, current portion	303	6,193
Derivative liability	—	674
Debt, current portion	1,852	1,524
Total current liabilities	11,647	22,002
Deferred revenue, less current portion	2,512	2,046
Debt, less current portion	11,974	24,407
Debt due to related parties	7,285	37,822
Other liabilities	923	1,287
Total liabilities	34,341	87,564
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit):
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock: $0.00001 par value; 250,000 shares authorized, 102,093 and 31,351 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	1	—
Additional paid in capital	279,863	214,921
Accumulated deficit	(266,179)	(265,572)
Total stockholders’ equity (deficit)	13,685	(50,651)
Total liabilities and stockholders’ equity (deficit)	$48,026	$36,913

MARRONE BIO INNOVATIONS, INC.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	THREE MONTHS ENDED MARCH 31,
	2018	2017
Revenues:
Product	$4,224	$4,096
License	100	58
Total revenues	4,324	4,154
Cost of product revenues	2,242	2,279
Gross profit	2,082	1,875
Operating Expenses:
Research, development and patent	2,534	2,444
Selling, general and administrative	5,024	5,343
Total operating expenses	7,558	7,787
Loss from operations	(5,476)	(5,912)
Other income (expense):
Interest expense	(1,119)	(636)
Interest expense, net to related parties	(434)	(1,074)
Change in fair value of financial instruments	(5,177)	—
Loss on extinguishment of debt, net	(303)	—
Gain on extinguishment of debt, related party	9,622	—
Other income (expense), net	(31)	(7)
Total other income (expense), net	2,558	(1,717)
Net loss	$(2,918)	$(7,629)

Basic and diluted net loss per common share:	$(0.04)	$(0.31)
Weighted-average shares outstanding used in computing basic and diluted net loss per common share:	74,591	24,739

MARRONE BIO INNOVATIONS, INC.

Consolidated Statements of Cash Flows

(In Thousands)

	THREE MONTHS ENDED MARCH 31,
	2018	2017
Cash flows from operating activities
Net loss	$(2,918)	$(7,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	478	521
Gain on disposal of equipment	—	(4)
Share-based compensation	491	582
Non-cash interest expense	611	337
Change in fair value of financial instruments	5,177	—
Loss on extinguishment of debt, net	303	—
Gain on extinguishment of debt, related party, net	(9,622)	—
Net changes in operating assets and liabilities:
Accounts receivable	(567)	(4,481)
Inventories	(220)	347
Prepaid Expenses and other assets	146	142
Deferred cost of product revenues	2	(1,307)
Accounts payable	(1,092)	1,627
Accrued and other liabilities	(793)	828
Accrued interest due to related parties	(1,614)	(820)
Deferred revenue	(128)	2,307
Net cash used in operating activities	(9,746)	(7,550)
Cash flows from investing activities
Purchases of property, plant and equipment	(362)	(83)
Net cash used in investing activities	(362)	(83)
Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	21,820	—
Proceeds from issuance of debt	2,000	—
Proceeds from secured borrowings	3,520	—
Reductions in secured borrowings	(3,194)	—
Repayment of debt	(67)	(66)
Repayment of capital leases	—	(145)
Exercise of stock options	—	17
Net cash provided by (used in) financing activities	24,079	(194)
Net increase (decrease) in cash and cash equivalents and restricted cash	13,971	(7,827)
Cash and cash equivalents and restricted cash, beginning of period	2,833	12,613
Cash and cash equivalents and restricted cash, end of period	$16,804	$4,786

Supplemental disclosure of cash flow information
Cash paid for interest	$2,145	$2,182
Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$131	$40
Conversion of debt to equity	$14,122	$—
Conversion of debt, related party to equity	$30,948	$—